UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     April 22, 2003
                                                     --------------

                                   GBC BANCORP
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         California                   0-16213                   95-3586596
----------------------------- ------------------------   -----------------------
(State or other Jurisdiction  (Commission File Number)     (I.R.S. Employer of
       incorporation)                                       Identification No.)

   800 West 6th Street, Los Angeles, California                  90017
-----------------------------------------------            ----------------
(Address of principal executive offices)                       (Zip code)

Registrant's telephone number, including area code   213/972-4172
                                                     ------------

--------------------------------------------------------------------------------
(Former name or former address, if changed since last report.

Item 9. Information is being provided under Item 12.

GBC Bancorp Announces Quarterly Earnings of $4.1 Million, or $0.35 Per Diluted Share

    LOS ANGELES--(BUSINESS WIRE)--April 22, 2003--GBC Bancorp (Nasdaq: GBCB):

    HIGHLIGHTS

    -- Loans increased $62 million from 12/31/2002 to 3/31/2003

    GBC Bancorp (Nasdaq: GBCB), parent company of General Bank, today announced financial results for the first quarter ended March 31, 2003. Net income for the quarter was $4.1 million, or $0.35 per diluted share, which compares with a net loss of $2.9 million, or $0.25 per diluted share, in the first quarter of 2002.
    "We are pleased with the Bank's performance given the challenging operating environment in the first quarter," said Peter Wu, Chairman, President and Chief Executive Officer of GBC Bancorp. "Our renewed focus on our core areas of expertise is yielding good results. With enhanced underwriting standards and loan monitoring procedures, we are seeing more stability in our loan portfolio and asset quality. At the same time, we are also encouraged by the business opportunities available to us. We increased our loan portfolio by 5.2% in the past three months, focusing primarily on conventional real estate loans with which we have experienced very low loss rates. Many of these transactions are with established customers of the Bank with whom we are expanding our relationship.
    "However, we continue to experience declining yields on our securities portfolio, resulting in pressure on our net interest margin, which compromises our overall level of earnings," said Mr. Wu.
    In April, 2003, a settlement of litigation was entered into whereby the Bank will receive approximately $1.1 million in the second quarter.

    Asset Quality

    At quarter-end, the review of problem loans and leases resulted in $2.5 million of net charge-offs, which compares with $15.3 million in the fourth quarter of 2002 and $6.2 million in the first quarter of 2002. Approximately $2.4 million of the charge-offs in the first quarter of 2003 was related to two loans originated out of the Company's former loan production office in New York.
    A $4.6 million provision for credit losses was recorded in the quarter, which compares with $13.2 million in the fourth quarter of 2002 and $18.5 million in the first quarter of 2002. A portion of this provision was taken in recognition of the uncertain status of the lease of an aircraft to Continental Airlines, described below.
    Non-accrual loans at March 31, 2003 were $23.9 million, a decrease of approximately $0.9 million from December 31, 2002, and a decrease of $31.5 million from March 31, 2002. Of the non-accrual loans at March 31, 2003, $18.3 million were commercial loans and $5.6 million were real estate collateralized loans.
    The allowance for credit losses was $27.6 million at March 31, 2003, compared with $25.5 million at December 31, 2002, and $36.0 million at March 31, 2002. The allowance was 2.19% of loans and leases at March 31, 2003, as compared to 2.13% at December 31, 2002 and 3.04% at March 31, 2002.
    As of March 31, 2003, the Company had reduced its level of classified assets to the specified percentages required to be achieved by June 30, 2003 pursuant to its Memorandum of Understanding ("MOU") with the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. The Bank's Tier 1 Leverage Ratio was 8.09% as of March 31, 2003, which also was in compliance with the requirements of the MOU.

    Financial Highlights

    For the quarter ended March 31, 2003, net interest income was $19.5 million, compared with $24.0 million in the same period of the previous year. The decrease in net interest income was mostly attributable to lower yields on the Company's securities portfolio. Prepayments in mortgage-backed securities combined with lower reinvestment rates are negatively impacting the yield on the securities portfolio. Interest income from loans also declined due to a full quarter's effect of the 50 basis point decline of the prime rate in November, 2002. Also, there was $0.5 million of net interest recoveries in the fourth quarter of 2002, as compared to no recoveries in the first quarter of 2003.
    The yield on earning assets decreased to 5.19% in the first quarter of 2003 from 5.77% in the fourth quarter of 2002, with the yield on loans declining from 6.97% to 6.54% and the yield on securities declining from 4.99% to 4.18%.
    Due to deposit repricing, the cost of interest-bearing deposits declined from 2.06% in the fourth quarter of 2002 to 1.92% in the first quarter of 2003. The cost of funds declined from 2.53% in the fourth quarter of 2002 to 2.39% in the first quarter of 2003.
    The net interest margin was 3.24% in the first quarter of 2003, compared to 3.69% in the fourth quarter of 2002 and 4.08% in the first quarter of 2002. The decrease in net interest margin from the previous quarter is attributable to the Federal Reserve Bank's 50 basis point reduction in prevailing interest rates in November 2002 impacting the Company's balance sheet for a full quarter, as opposed to only a portion of the previous quarter.
    Non-interest income for the quarter ended March 31, 2003 was $1.0 million compared to a loss of $1.5 million in the same period of the prior year. Non-interest income in the prior year was negatively impacted by a $3.0 million write-down in the carrying value of the Aircraft Finance Trust.
    For the quarter ended March 31, 2003, non-interest expense was $9.7 million.

    Balance Sheet

    Loans and leases were $1.26 billion at March 31, 2003, compared with $1.20 billion at December 31, 2002, an increase of 5.2%. As shown below, the largest increase was in the conventional real estate portfolio.


(millions)              3/31/03      12/31/02     Increase(decrease)

Commercial                 $379          $386           $(7)
RE - Construction           317           301            16
RE - Conventional           531           472            59
Leveraged Leases              9             9             0
Other                        25            31            (6)
Total                    $1,261        $1,199           $62


    The two largest concentrations in commercial loans are the apparel/textile industry and the computer/electronic goods industry (excluding early-stage technology companies). The approximate amount of commercial loans for these two segments as of March 31, 2003 were $62.7 million and $42.8 million, respectively. In addition, there were $28.5 million of loans to early stage technology companies.
    Of the $18.3 million of non-accrual commercial loans as of March 31, 2003, $1.7 million, $1.4 million and $3.2 million were from the apparel/textile, computer/electronic goods industries and early stage high technology companies, respectively.
    Also included in commercial loans are five credits that are participations in facilities to Indian casinos that are construction loans to be repaid under a mini-perm facility from the cash flow of the casinos. The total commitments were $40.8 million as of March 31, 2003 and the total loans outstanding were $29.9 million. All were performing in accordance with the borrowing agreements.
    As of March 31, 2003, the Company had an ownership interest in a leveraged lease of a Boeing 737 aircraft leased by Continental Airlines. As of March 31, 2003, the total investment in the Continental Airlines lease, included as part of loans and leases, was $9.2 million. Such amount included an estimated residual value of $7.6 million. The debt that is senior to the Company's investment was $12.0 million, and although the current market value of such aircraft is very difficult to ascertain at this time, should the lessee default, the lease would be substantially at risk due to the debt outstanding and the depressed market value of such aircraft at this time.
    At March 31, 2003, total deposits were $1.9 billion, essentially flat with the balance at December 31, 2002, and down $41 million from March 31, 2002.

    Interest Rate Outlook

    In the event of a future 50 basis point increase in interest rates by the Federal Reserve, the Company anticipates that there would be a positive impact on the net interest margin. Based upon the results of a computer simulation analysis that uses a static balance sheet as of March 31, 2003 and projects changes in the yields earned on assets and the rates paid on liabilities in relation to changes in market interest rates, the Company estimates that there would be a $3.1 million increase in net interest income for the twelve months following a 50 basis point increase. However, in the event of a future 50 basis point decrease in interest rates, the Company estimates that there would be a $2.0 million decrease in net interest income for the following twelve months.

    Capital Ratios and Share Repurchase Program

    The Tier 1 leverage ratio at March 31, 2003 was 7.46%, as compared to 7.33% at December 31, 2002. The Company's capital ratios remain in excess of regulatory requirements for a well capitalized institution. Book value per share at March 31, 2003 was $17.81, compared with $17.69 at December 31, 2002 and $17.08 at March 31, 2002.
    As previously announced, the Board of Directors has authorized a share repurchase program for up to 500,000 shares of common stock. As of March 31, 2003, 405,000 shares have been purchased under this program at an average cost per share of $26.83. There is an additional 300,000 share repurchase program authorized by the Board after the current program is completed. No shares were repurchased in the first quarter of 2003.

    Outlook

    The Company now expects full year 2003 diluted earnings per share to range between $1.70 and $1.80.
    "We continue to see a healthy volume of quality lending opportunities, as evidenced by our first quarter loan growth, and stabilization in our asset quality," said Mr. Wu. "However, with interest rates remaining low, we are seeing lower yields from the reinvestment of prepayments from our securities portfolio than we initially expected. We believe that we will continue to experience pressure on our net interest margin in the near-term, resulting in a lower level of earnings.
    "Our revised guidance assumes that our provision for credit losses will remain in the $16 million range for 2003, our full year net interest margin will range from 3.30% to 3.40%, and our tax rate will be 35%," said Mr. Wu.

    Webcast

    A webcast of a conference call discussing the first quarter results and recent operating developments will be held on Wednesday, April 23, 2003, at 9:00 am Pacific time. It can be accessed at www.generalbank.com.

    Certain statements contained herein, including without limitation, statements containing the words "anticipates," "believes," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: credit quality, general economic and business conditions in those areas in which the company operates; competition; fluctuations in interest rates; changes in business strategy or development plans; and changes in governmental regulation. Given these uncertainties, undue reliance should not be placed on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.


                             GBC BANCORP
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                       CONDENSED BALANCE SHEETS

                                               March 31,  December 31,
(Dollars In Thousands)                           2003        2002
                                              (Unaudited)

Assets
Cash and Due from Banks                          $39,326      $46,889
Federal Funds Sold & Securities Purchased
 Under Agreements to Resell                      146,500      181,000
Cash and Cash Equivalents                        185,826      227,889

Securities Available-for-Sale at Fair Value    1,051,092    1,075,697

Trading Securities                                     1            1
Loans and Leases                               1,260,672    1,198,628
Less:  Allowance for Credit Losses               (27,635)     (25,534)
       Deferred Loan Fees                         (6,106)      (6,595)

Loans and Leases, net                          1,226,931    1,166,499

Bank Premises and Equipment, net                   5,967        6,286
Other Investments                                  6,821        7,509
Accrued Interest Receivable and Other Assets      30,543       26,863

Total Assets                                  $2,507,181   $2,510,744

Liabilities and Stockholders' Equity

Deposits
 Noninterest-Bearing Demand                     $250,056     $251,197
 Interest-Bearing Demand and Savings             629,057      631,509
 Time Deposits                                 1,034,449    1,021,437

Total Deposits                                 1,913,562    1,904,143

Federal Funds Purchased and Securities
 Sold under Repurchase Agreements                  4,500            -
Borrowings from the Federal Home Loan Bank       297,400      322,400
Subordinated Debt                                 39,432       39,400
Accrued Expenses and Other Liabilities            46,451       40,700

Total Liabilities                              2,301,345    2,306,643

Stockholders' Equity
 Common Stock                                     73,265       72,932
 Retained Earnings                               115,498      112,774
 Accumulated Other Comprehensive Income           14,970       16,292
 Deferred Compensation                             2,103        2,103

Total Stockholders' Equity                       205,836      204,101

Total Liabilities and Stockholders' Equity    $2,507,181   $2,510,744

Non-accrual Loans                                $23,920      $24,770
Restructured Loans                                  $602         $666

Capital Ratios
 Total Risk-Based Capital Ratio                    13.61%       13.62%
 Tier 1 Risk-Based Capital Ratio                   10.52%       10.51%
 Tier 1 Leverage Ratio                              7.46%        7.33%

Other Period End Statistics
Book Value per Share(a)                            $17.81       $17.69

(a) Computed based on shares outstanding net of shares held in trust


                              GBC BANCORP
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                  CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)

                                                       For the
                                                  Three Months Ended
                                                       March 31,
(Dollars In Thousands, Except Per Share Data)     2003         2002

Interest Income:
 Loans and Leases, Including Fees                 $19,729     $19,825
 Securities Available-for-Sale                     11,084      16,917
 Federal Funds Sold & Securities Purchased
  Under Agreements to Resell                          489         392
 Other                                                  3           3

Total Interest Income                              31,305      37,137

Interest Expense
 Deposits                                           7,831       9,572
 Federal Funds Purchased and Securities
  Sold under Repurchase Agreements                      2           3
 Borrowings from the Federal Home Loan Bank         3,080       2,649
 Subordinated Debt                                    871         871

Total Interest Expense                             11,784      13,095

Net Interest Income                                19,521      24,042
Provision for Credit Losses                         4,618      18,514

Net Interest Income After
 Provision for Credit Losses                       14,903       5,528

Non-Interest Income
 Service Charges and Commissions                    1,730       1,774
 Trading Account Revenue                                -          19
 Expense from Other Investments                      (783)     (3,363)
Other                                                  30          67

Total Non-Interest Income                             977      (1,503)

Non-Interest Expense
 Salaries and Employee Benefits                     5,244       5,032
 Occupancy Expense/Furniture and Equipment          1,649       1,860
 Net Other Real Estate Owned (Income)/Expense           -         (25)
 Other                                              2,500       1,645

(Increase)/Decrease of Fair Value of
 Derivatives                                          257          96
Total Non-Interest Expense                          9,650       8,608

Income/(Loss) Before Income Taxes                   6,230      (4,583)
Provision/(Benefit) for Income Taxes                2,110      (1,677)

Net Income/(Loss)                                  $4,120     $(2,906)

Earnings/(Loss) Per Share:
    Basic                                           $0.35      $(0.25)
    Diluted                                          0.35       (0.25)

Return on Average Assets                             0.67%      -0.48%
Return on Average Equity                             8.01%      -5.59%
Average Number of  Basic Shares                11,627,801  11,589,833
Average Number of Diluted Shares               11,641,486  11,589,833


                              GBC BANCORP
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                   CONDENSED AVERAGE BALANCE SHEETS
                              (Unaudited)

                                                       For the
                                                  Three Months Ended
                                                       March 31,
(In Thousands)                                     2003        2002

Assets
Cash and Due From Banks                           $38,394     $38,393
Federal Funds Sold & Securities Purchased
  Under Agreements to Resell                      148,162      85,491
 Cash and Cash Equivalents                        186,556     123,884
 Securities Available-for-Sale at Fair Value    1,074,687   1,150,866
 Trading Securities                                     1          30
 Loans and Leases                               1,224,141   1,156,081
 Less:  Allowance for Credit Losses               (25,789)    (24,086)
        Deferred Loan Fees                         (6,284)     (7,242)

 Loans and Leases, net                          1,192,068   1,124,753

 Bank Premises and Equipment, net                   6,164       6,676
 Other Real Estate Owned, net                           -         391
 Other Investments                                  7,543      11,532
 Accrued Interest Receivable and Other Assets      27,614      26,275

Total Assets                                   $2,494,633  $2,444,407

Liabilities and Stockholders' Equity

Deposits
 Noninterest-Bearing Demand                      $242,856    $217,699
 Interest-Bearing Demand and Savings              619,060     609,121
 Time Deposits                                  1,032,621   1,072,996

Total Deposits                                  1,894,537   1,899,816

Federal Funds Purchased and Securities
 Sold under Repurchase Agreements                     473         694
Borrowings from the Federal Home Loan Bank        309,067     254,733
Subordinated Debt                                  39,412      39,281
Accrued Expenses and Other Liabilities             42,627      39,097

Total Liabilities                               2,286,116   2,233,621

 Total Stockholders' Equity                       208,517     210,786

Total Liabilities and Stockholders' Equity     $2,494,633  $2,444,407

Non-accrual Loans                                 $22,806     $31,545

    CONTACT: GBC Bancorp
             John Getzelman, 213/972-4293

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        GBC BANCORP
                                          (Registrant)

Date: April 22, 2003                    By: /s/ Peter Wu
      --------------                        ---------------------------
                                                Peter Wu,
                                                Chairman, President &
                                                Chief Executive Officer

Date: April 22, 2003                    By: /s/ Peter Lowe
      --------------                        ---------------------------
                                                Peter Lowe,
                                                Executive Vice President &
                                                Chief Financial Officer